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EXHIBIT 2.2




                       Document Register No. 1343/1997 Z

Transacted in Homburg-Saar on June 18, 1997.

Before the undersigned notary,

                                Dr. Rolf Zawar,

whose office is located in Homburg-Saar, appeared:

      1. Mr. Armin Becker, graduate in business administration, born on September 5, 1958, residing at Ziegelhuttenstrabe 22, 66773 Schwalbach,

      2. Intermet Machining GmbH, with its registered office in Neunkirchen-Saar (business address: Am Ochsenwald, 66539 Neunkirchen-Saar),
           - registered in Commercial Register B of the Local Court at
           No. 2013 -,
           represented here by Mr. Karl-Heinz SCHWARZ, born on July 14, 1936, whose business address is Am Ochsenwald, 66539 Neunkirchen-Saar, and who, according to his own information, is its managing director, authorized to solely represent the company,

      3. IWESA Gesellschaft fur qualifizierten Maschinenbau GmbH, with its registered office in Saarbrucken (business address: Lebacher Strabe 6 a, 66113 Saarbrucken) represented here by the aforementioned Mr. Armin BECKER, who, which is hereinafter referred to, is its managing director, authorized to solely represent the company and exempt from the restrictions of Section 181 of the Civil Code.

The notary attained certainty as to the identity of the parties appearing through the testimony of Attorney Wagner of Homburg-Saar, of known identity.

The party appearing at 1. declared:

I am a co-shareholder in

            IWESA Gesellschaft fur qualifizierten Maschinenbau mbH,
                   with its registered office in Saarbrucken,

registered in Commercial Register B of the Local Court of Saarbrucken at No.
9940.

The company's nominal capital is DM 1,430,400 (in words: one million four hundred thirty thousand four hundred DeutscheMarks).

Mr. Armin Becker is an equity holder in the above-referenced company, with an equity interest in the amount of DM 263,200 (in words: two hundred sixty-three thousand two hundred DeutscheMarks).

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                                      -2-


As affirmed by the parties appearing, all equity shares of the whole nominal share capital have been paid in full in cash and the equity shares are not encumbered by the rights of third parties.

The company has no real property.

All the parties appearing then declared:

                                       1.

Mr. Armin Becker hereby sells his above-referenced equity interest in the amount of DM 263,200 (in words: two hundred sixty-three thousand two hundred DeutscheMarks) to Intermet Machining GmbH.

The right to receive dividends in respect of the equity interests sold passes effective immediately.

The purchase price is --------------------------------------- DM 1
(in words:  one DeutscheMark).

The purchase price has already been paid and a receipt therefor is hereby issued.

                                       2.

To execute the preceding purchase agreement, Mr. Armin Becker hereby transfers his above-referenced equity interest in the amount of DM 263,200 (in words: two hundred sixty-three thousand two hundred DeutscheMarks) to Intermet Machining GmbH, effective immediately. Its validity shall not be dependent on the satisfaction of the loan described below.

Intermet Machining GmbH, represented as stated at the outset, hereby accepts the preceding transfer of an equity interest.

                                       3.

Mr. Armin Becker has granted the aforementioned IWESA Gesellschaft fur qualifizierten Maschinenbau GmbH a loan in the amount of DM 300,000 (in words: three hundred thousand DeutscheMarks).

IWESA Gesellschaft fur qualifizierten Maschinenbau GmbH, represented as stated at the outset, shall pay Mr. Armin Becker DM 300,000 (in words: three hundred thousand DeutscheMarks) on June 20, 1997 to repay the above-referenced loan.

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                                      -3-


The above-referenced company, represented as stated at the outset, subjects all of its assets to immediate execution for the payment obligation it has agreed to in this document.
The notary is authorized to issue an enforceable copy of this document at any time, without prior proof of the facts establishing the due date for payment.

In the event recourse is sought against Mr. Armin Becker arising from the above-referenced loan under the provisions of the Limited Liability Company Act (GmbHG), in particular Section 32 b GmbHG, the aforementioned Intermet Machining GmbH, represented as stated at the outset, shall hold Mr. Armin Becker harmless from all such claims.
The provision of security for this obligation to hold harmless is not requested.

                                       4.

The participants declare that the consents to the preceding transfer of an equity interest required under the company's articles of association have already been granted or are not necessary.

                                       5.

The company shall bear the costs and expenses connected with this document.

The approvals and consents required in respect of this document shall be valid when they are received by the officiating notary.

Should a provision of this document be invalid, the validity of the remainder of the document shall remain unaffected.

This document is recorded on the front side of every page.

                               [Appearing twice:]
                        This written record was read
                        aloud by the notary, and was
                       approved and personally signed
                            by the participants.


                  /s/                                    /s/


                                                         /s/

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                                   Correction

                                     to the

Document dated June 18, 1997 - Document Register No. 1343 / 1997 Z - of Dr.
         Rolf Zawar, Notary, whose office is located in Homburg-Saar

The above-referenced document is corrected to the effect that everywhere IWESA Gesellschaft fur qualifizierten Maschinenbau GmbH appears, it must correctly read:

             IWESA Gesellschaft fur qualifizierten Maschinenbau mbH

This was an obvious typographical error.

The document is corrected in accordance with Section 30 of the Service Regulations for Notaries (DONot).

                                     Homburg-Saar, June 19, 1997
                                     -sm-



       [Seal:]                       /s/
    Dr. Rolf Zawar                   Notary
  Notary in Homburg